Ex. (m)(9)
PRUDENTIAL INVESTMENT PORTFOLIOS 3
Prudential Jennison Market Neutral Fund

NOTICE OF RULE 12B-1 FEE WAIVER
Class A Shares

THIS NOTICE OF RULE 12B-1 FEE WAIVER is signed as of April ___, 2010, by PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC (PIMS), the principal underwriter of Prudential Jennison Market Neutral Fund (the Fund), a series of JennisonDryden Opportunity Funds, an open-end management investment company.

WHEREAS, PIMS desires to waive a portion of its distribution and shareholder services fees payable on Class A shares of the Fund (Rule 12b-1 fees);

WHEREAS, PIMS understands and intends that the Fund will rely on this Notice and agreement in preparing a registration statement on Form N-1A and in accruing the Fund’s expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so; and

WHEREAS, shareholders of the Fund will benefit from the ongoing contractual waivers by incurring lower Fund operating expenses than they would absent such waivers.

NOW, THEREFORE, PIMS hereby provides notice that it has agreed to limit the distribution and service (12b-1) fees incurred by Class A shares of the Fund to .25 of 1% of the average daily net assets. This contractual waiver shall be effective from the date hereof through June 30, 2011.

IN WITNESS WHEREOF, PIMS has signed this Notice of Rule 12b-1 Fee Waiver as of the day and year first above written.

PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC

By
Name: ________________
Title: ________________